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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933, which Registration Statement incorporates by reference the Registration Statement on Form S-3 (No. 333-59704), as amended of our report dated March 22, 2001 relating to the combined financial statements and the combined financial statement schedule of El Paso Corporation (the "Company"), which appears in the Company's Current Report on Form 8-K/A dated May 17, 2001. We also consent to the incorporation by reference in this Registration Statement on Form S-3 of the reference to us under the heading "Experts" included in the Registration Statement on Form S-3 (No. 333-59704).

/s/ PricewaterhouseCoopers LLP

Houston, Texas
January 8, 2002